                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



                      Pursuant to Section 13 or 15 (d) of
                      The Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported):  July 18, 2001


                           Champion Enterprises, Inc.
             (Exact name of registrant as specified in its charter)



                                    Michigan
                  State or other jurisdiction of incorporation



                 1-9751                               38-2743168
         Commission File Number             IRS Employer Identification No.


         2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326
         (Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code:  (248) 340-9090

Item 5.  Other Events.

     The following press release was issued by the Registrant on July 18, 2001. The format of the financial statements have been slightly modified from those included in the press release to comply with certain Securities and Exchange Commission rules.


                           CHAMPION ENTERPRISES, INC.
                        REPORTS PROFITABLE SECOND QUARTER

        EARNINGS OF $0.02 PER SHARE BEFORE FIXED ASSET IMPAIRMENT CHARGES


         AUBURN HILLS, MICH., JULY 18, 2001--CHAMPION ENTERPRISES, INC. (NYSE:
CHB), the nation's leading housing manufacturer, today reported earnings for the second quarter ended June 30, 2001 of $0.02 per diluted share before non-cash fixed asset impairment charges. For the quarter, the company had revenues of $428 million and net income of $490,000, or $0.01 per diluted share. Impairment charges of $600,000 after tax, or $0.01 per share, related to the previously announced closing of two manufacturing facilities. In the second quarter of 2000, Champion had revenues of $533 million and net income of $2.8 million, or $0.06 per diluted share.

         For the year-to-date period, the company had a net loss of $26 million, or $0.54 per diluted share, on revenues of $755 million. Before costs related to closing four homebuilding facilities and 30 sales centers, Champion had a loss of $0.43 per diluted share. These closing costs totaled $5.4 million after tax, or $0.11 per share, including $4.0 million for non-cash fixed asset impairment charges. For the first half of 2000, consolidated revenues were $1.1 billion and net income was $4.1 million, or $0.09 per diluted share.

         Champion's Chairman, President, and Chief Executive Officer, Walter R. Young, commented, "We're happy to be on the right side of breakeven once again. Our right-sizing efforts over the last two years to reduce expenses, capacity, inventories and debt are contributing to profitability. Our financial position and capital structure have also significantly improved with the convertible preferred stock issuance shortly after quarter end and the deferred purchase price liability restructuring in June. We ended the quarter with $36 million in cash and no bank borrowings outstanding."

         Young continued, "Economic and industry conditions are still challenging, but it appears that the worst of this cycle is behind us. We are forecasting total consumer sales to reach 310,000 homes this year, a 13 percent decline. Approximately 30 percent of this demand will be filled with repossession sales, which, while peaking, are estimated to increase by 15,000 homes over 2000 levels. Retail inventories are an estimated 106,000 new homes, having dropped by approximately 10,000 homes during the first six months of the year and by 56,000 homes since mid-1999. As a result of these economic and industry conditions, we estimate that industry wholesale production will be 205,000 homes in 2001."

OPERATIONS

         For the quarter ended June 30, 2001, the company had manufacturing revenues of $351 million and segment income of $20.4 million (5.8 percent of revenues), excluding fixed asset impairment charges of $1.0 million. In the three months ended July 1, 2000, manufacturing income was $20.1 million (4.6 percent of revenues) before a $4.4 million gain from a property insurance settlement and costs of $4.6 million related to three homebuilding facilities which were closed during the quarter. For the year-to-date period in 2001, manufacturing revenues totaled $612 million and segment income, before $3.3 million of fixed asset impairment charges, was $12.2 million. Unfilled wholesale orders for housing at quarter end totaled approximately $43 million, 54 percent higher than the $28 million level a year ago. The company now operates 49 plants, down from 57 at June 2000.

         Retail operations had revenues of $129 million and a loss of $1.8 million for the second quarter of 2001, compared to revenues of $167 million and income of $4.2 million one year earlier. Year-to-date the segment reported revenues totaling $238 million and a loss of $11.3 million, excluding $3.2 million for fixed asset impairment charges and $2.2 million for lease termination and other costs. At quarter end company-owned stores had an average inventory of 15 new homes per location, down from 18 a year ago. Company stores now total 230 locations compared to 291 last June.

CAPITAL STRUCTURE

         Champion improved its capital structure and short-term liquidity by issuing $20 million of convertible preferred stock in July 2001 and restructuring its liability for deferred purchase price related to a 1998 retail acquisition. The company continues to closely monitor expenditures, inventory levels and cash flows. In the year-to-date period, $3.2 million was spent on capital expenditures, down from $9.2 million in the comparable period a year ago. Capital expenditures in 2001 are expected to be less than $10 million for the year, down from $15 million in 2000.

         At the end of the quarter, the company had total debt outstanding of $311 million, down from $341 million at the beginning of the year and $387 million last June. As a result of the company's ongoing efforts to reduce inventories and to diversify its floor plan payables, Champion currently has $59 million outstanding with Conseco Finance and $26 million with other finance sources. Cash flow from operations was $43 million for the quarter and $28 million for the six-month period.

OUTLOOK

         Young continued, "The industry has made substantial progress to get back in balance with reduced inventory levels and improved practices. The overall economy, consumer confidence and employment levels remain a concern. We also continue to be concerned about financing availability and consumer repossessions, but are encouraged by the recent improvement in industry wholesale shipments. Industry wholesale shipments were off 28.6 percent for May, while down 36.3 percent for the first five months of the year.

         "We've made some tough decisions over the past two years, the benefits of which are included in our second quarter results. We should continue to benefit from those actions in the third quarter, when we expect results to be slightly better than those reported this quarter. We remain concerned, however, about the seasonally slower fourth and first quarters. When the economy and industry improve, we should be positioned to benefit quickly in our manufacturing, retail and Genesis platforms. We are pleased with our recent capital structure improvements, which provide liquidity and flexibility as we look to strengthen the company and to increase shareholder value," Young concluded.

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced more than 1.5 million homes since the company was founded. The company operates 49 homebuilding facilities and 230 retail locations. Champion's homes are also sold by more than 1,000 independent retail locations that have joined either the Champion Home Center or the Alliance of Champions retail distribution networks. Further information can be found at the company's website, www.championhomes.net.

         This news release contains certain statements, including forecasts of expected results, assessments of industry conditions including total consumer sales, repossession sales, and wholesale production, and capital expenditures, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and that discussion regarding risk factors is incorporated herein by reference.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY
(Dollars and weighted shares in thousands, except per share amounts)



                                             Three Months Ended                                  Six Months Ended
                                     ------------------------------------             --------------------------------------
                                         June 30,            July 1,          %           June 30,             July 1,           %
                                           2001               2000           Chg.           2001                2000            Chg.
                                     ----------------    ----------------   -----     -----------------    -----------------   -----
Net sales (1):
Manufacturing                               $351,199            $439,277    (20%)             $611,709             $875,079    (30%)
Retail                                       129,403             166,934    (22%)              237,805              334,441    (29%)
Less:  intercompany                          (52,400)            (73,000)                      (95,000)            (141,000)
                                     ----------------    ----------------             -----------------    -----------------
Total net sales                              428,202             533,211    (20%)              754,514            1,068,520    (29%)

Cost of sales (1)                            351,791             447,791    (21%)              633,295              899,129    (30%)
                                     ----------------    ----------------             -----------------    -----------------

Gross margin                                  76,411              85,420    (11%)              121,219              169,391    (28%)

Selling, general and
     administrative expenses (4)              67,839              73,254     (7%)              141,902              148,055     (4%)

Fixed asset impairment charges (2)             1,000                   -                         6,500                    -
                                     ----------------    ----------------             -----------------    -----------------

Operating income (loss) (3)                    7,572              12,166                       (27,183)              21,336

Interest expense, net                          5,782               6,844    (16%)               12,210               13,813    (12%)
                                     ----------------    ----------------             -----------------    -----------------

Income (loss) before income taxes              1,790               5,322                       (39,393)               7,523

Income taxes (benefits) (5)                    1,300               2,500                       (13,800)               3,400
                                     ----------------    ----------------             -----------------    -----------------

Net income (loss)                               $490              $2,822                      ($25,593)              $4,123
                                     ================    ================             =================    =================

Basic earnings (loss) per share                $0.01               $0.06                        ($0.54)               $0.09
                                     ================    ================             =================    =================

Weighted shares for basic EPS                 47,847              47,255                        47,672               47,251
                                     ================    ================             =================    =================

Diluted earnings (loss) per share              $0.01               $0.06                        ($0.54)               $0.09
                                     ================    ================             =================    =================

Weighted shares for diluted EPS               49,508              47,337                        47,672               47,346
                                     ================    ================             =================    =================



See accompanying Notes to Financial Information.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
OTHER STATISTICAL INFORMATION


                                                 Three Months Ended                               Six Months Ended
                                          ---------------------------------               ---------------------------------
                                             June 30,          July 1,           %           June 30,          July 1,           %
                                               2001             2000           Chg.            2001              2000           Chg.
                                          ---------------  ----------------   -----       ----------------  ---------------    -----
MANUFACTURING

Homes sold                                     10,918            14,961       (27%)             19,128           30,312        (37%)
    Less:  intercompany                         1,408             2,434       (42%)              2,647            4,743        (44%)
Homes sold to
    independent retailers                       9,510            12,527       (24%)             16,481           25,569        (36%)

Floors sold                                    19,516            25,609       (24%)             34,212           51,310        (33%)

Multi-section mix                                 76%               69%                            76%              67%

Average home price                            $30,800           $28,100        10%             $30,700          $27,600         11%

Manufacturing facilities at period end             49                57       (14%)                 49               57        (14%)


RETAIL

Homes sold
    New homes                                   2,183             3,176       (31%)              4,007            6,491        (38%)
    Pre-owned homes                               529               713       (26%)              1,042            1,619        (36%)
    Total homes sold                            2,712             3,889       (30%)              5,049            8,110        (38%)

% Champion-produced new homes sold                86%               69%                            85%              69%

New multi-section mix                             72%               61%                            71%              59%

Average new home price                        $55,900           $49,700        12%             $55,700          $48,500         15%

Average number of new homes in inventory
    per sales center at period end                 15                18       (17%)                 15               18        (17%)

Sales centers at period end                       230               291       (21%)                230              291        (21%)


CONSOLIDATED (IN THOUSANDS)

Contingent repurchase obligations            $320,000          $560,000       (43%)           $320,000         $560,000        (43%)
Champion-produced field inventories          $700,000          $880,000       (20%)           $700,000         $880,000        (20%)
Shares issued and outstanding                  47,947            47,247         1%              47,947           47,247          1%



See accompanying Notes to Financial Information.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)


                                            June 30,           March 31,          December 30,           July 1,
ASSETS                                        2001               2001                 2000                2000
                                         ----------------   ----------------    -----------------    ----------------
Cash and cash equivalents                        $35,892            $19,029              $50,143             $20,477
Accounts receivable, trade                        65,681             50,579               31,132              73,091
Inventories                                      182,231            211,607              217,765             283,605
Deferred taxes and other                          77,181             89,900               77,493              81,572
                                         ----------------   ----------------    -----------------    ----------------
     Total current assets                        360,985            371,115              376,533             458,745
                                         ----------------   ----------------    -----------------    ----------------
Property and equipment, net                      187,238            193,760              207,277             217,177
Goodwill, net                                    268,158            271,061              273,970             472,232
Deferred taxes and other assets                   79,999             80,726               84,276              32,214
                                         ----------------   ----------------    -----------------    ----------------
                                                $896,380           $916,662             $942,056          $1,180,368
                                         ================   ================    =================    ================


LIABILITIES AND SHAREHOLDERS' EQUITY

Floor plan payable                               $85,074           $102,923             $114,198            $162,720
Accounts payable                                  69,852             62,588               43,103              59,966
Other accrued liabilities                        187,679            180,678              185,552             204,523
                                         ----------------   ----------------    -----------------    ----------------
     Total current liabilities                   342,605            346,189              342,853             427,209
                                         ----------------   ----------------    -----------------    ----------------
Long-term debt                                   225,286            225,496              225,634             223,777
Notes payable to bank                                  -              5,000                    -                   -
Other long-term liabilities                       55,843             68,656               76,760              80,951
Shareholders' equity                             272,646            271,321              296,809             448,431
                                         ----------------   ----------------    -----------------    ----------------
                                                $896,380           $916,662             $942,056          $1,180,368
                                         ================   ================    =================    ================


See accompanying Notes to Financial Information.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION

(1) For the three and six months ended July 1, 2000, net sales and cost of sales have been restated to reclassify delivery revenue to sales from cost of sales. Included in cost of sales for the second quarter of 2000 was $4.6 million related to three homebuilding facilities that were closed during the quarter.

(2) For the three and six months ended June 30, 2001, non-cash fixed asset impairment charges of $1.0 million ($600,000 after tax or $0.01 per diluted share) and $6.5 million ($4.0 million after tax or $0.08 per diluted share), respectively, were recorded related to closed operations.

(3) Segment EBITA consists of earnings (loss) before interest, taxes and goodwill amortization, and includes fixed asset impairment charges and other costs related to closed operations. A reconciliation of operating income (loss) follows (dollars in thousands):


                                                                    % of                                     % of
Three months ended:                       June 30, 2001         Related Sales         July 1, 2000       Related Sales
                                        -------------------     -------------       ----------------     -------------
Manufacturing EBITA                                $19,372          5.5%                    $19,917          4.5%
Retail EBITA                                        (1,817)        -1.4%                      4,225          2.5%
General corporate expenses                          (7,101)                                  (6,999)
Intercompany profit elimination                          -                                    3,500
Loss from independent
  retailer bankruptcy                                    -                                   (5,000)
Goodwill amortization                               (2,882)                                  (3,477)
                                        -------------------                         ----------------
   Operating income                                 $7,572          1.8%                    $12,166          2.3%
                                        ===================                         ================


                                                                    % of                                     % of
Six months ended:                         June 30, 2001         Related Sales         July 1, 2000       Related Sales
                                        -------------------     -------------       ----------------     -------------
Manufacturing EBITA                                 $8,916          1.5%                    $33,015          3.8%
Retail EBITA                                       (16,655)        -7.0%                      9,480          2.8%
General corporate expenses                         (13,683)                                 (12,753)
Intercompany profit elimination                          -                                    3,500
Loss from independent
  retailer bankruptcy                                    -                                   (5,000)
Goodwill amortization                               (5,761)                                  (6,906)
                                        -------------------                         ----------------
   Operating income (loss)                        ($27,183)        -3.6%                    $21,336          2.0%
                                        ===================                         ================


(4) For the six months ended June 30, 2001, lease termination and other costs of $2.2 million ($1.4 million after tax or $0.03 per diluted share) related to closed retail operations were recorded. For the three and six months ended July 1, 2000, a property insurance gain of $4.4 million was recorded.

(5) The difference between taxes at the 35% federal statutory rate and taxes provided is due to state income taxes and nondeductible items, primarily goodwill.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          CHAMPION ENTERPRISES, INC.



                                          /S/ RICHARD P. HEVELHORST
                                          Richard P. Hevelhorst
                                          Vice President and Controller



July 19, 2001